Exhibit 10.5

INVESTMENT AGREEMENT

by and between

VENAXIS, INC.
And

BIOMARK CAPITAL FUND IV, L.P.

dated as of
January 26, 2016

INVESTMENT AGREEMENT
THIS INVESTMENT AGREEMENT (this "Agreement") is entered into as of January 26, 2016, by and between Venaxis, Inc., a corporation organized under the Laws of the State of Colorado ("Venaxis"), Biomark Capital Fund IV, L.P., a limited partnership organized under the Laws of the State of Delaware, USA ("Biomark").  Venaxis and Biomark are collectively referred to herein as the "parties".
RECITALS
A.            The parties along with Biomark Mauritius Investment Company Limited are party to that certain Share Sale Agreement, dated of even date herewith (the "Share Sale Agreement"), pursuant to which Venaxis will acquire all of the shares of Strand Life Sciences Private Limited ("Strand") which are, as on the date of execution of this Agreement owned by Biomark Mauritius Investment Company Limited and will be transferred to Biomark prior to the Closing Date (defined herein) (such shares of stock, the "Strand Shares").
B.            Upon the terms and subject to the conditions set forth in this Agreement, Venaxis has agreed to issue to Biomark, and Biomark has agreed to subscribe, to the Venaxis Shares (as defined in Section 2.01), consequent to the acquisition by Venaxis of the Strand Shares from Biomark.
THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:
ARTICLE I.
DEFINTIONS
The following terms have the meanings specified or referred in this ARTICLE I:
"Accounts Receivable" means all notes, debentures, trade accounts and billed or unbilled accounts receivable, in each case, to the extent owed to Venaxis as of the Closing (whether or not then due), including deferred charges, rights of offset and credits and claims for refunds.
"Action" means any claim, charge, action, cause of action, suit, litigation, arbitration, mediation, investigation, opposition, interference, audit, assessment, hearing, review, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity, or in court or before any Governmental Authority) that has been served, noticed, conducted, tried or heard.
"Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.  For purposes of the foregoing, (a) a Person shall be deemed to control a specified Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) if such other Person is at such time a direct or indirect beneficial holder of at least 10% of any class of the securities of such specified Person.

"Agreement" has the meaning set forth in the preamble.
"Asset Purchase Transaction" means that certain asset purchase transaction between Venaxis Sub Inc., a wholly-owned subsidiary of Venaxis and Strand Genomics, Inc., a wholly-owned subsidiary of Strand, pursuant to which Strand Genomics, Inc. shall sell, and Venaxis Sub U.S., Inc. shall purchase all or substantially all of the assets of Strand Genomics, Inc. and Venaxis Sub U.S., Inc. shall assume substantially all of the liabilities of Strand Genomics, Inc.
"Biomark" has the meaning set forth in the preamble.
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
"Claims" means all Actions, judgments, demands, prepayments, refunds, rights of recovery, rights of setoff, rights of recoupment or rights of any nature that are held by or to the benefit either Party, as the context provided, and all rights to recover damages for the breach, infringement or misappropriation of any assets of either Party, as the case may be.
"Closing" has the meaning set forth in Section 3.01.
"Closing Date" has the meaning set forth in Section 3.01.
"Code" means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
"Common Stock" means the common stock, no par value, of Venaxis.
"Contract" or "Contracts" means any and all contracts, agreements, open purchase orders, leases, subleases and licenses of Venaxis.
"Disclosure Schedule" means the Disclosure Schedule of Venaxis provided to Biomark with this Agreement.
"Debt" means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar contractual obligations, (c) in respect of "earn-out" obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) in respect of letters of credit and bankers' acceptances, (e) for contractual obligations relating to interest rate protection, swap agreements and collar agreements, and (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person.

"Disqualification Event" has the meaning set forth in Section 4.30.
"Drop Dead Date" has the meaning set forth in Section 8.01(b)(i).
"Encumbrance" means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).
"Environmental Claims" means any Action, Government Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
"Environmental Laws" means any Legal Requirement relating to (a) Releases or threatened Releases of Hazardous Substances, (b) pollution or protection of public health or the environment or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
"Environmental Liabilities" means any and all Liabilities and Losses, including the cost of any Remedial Action (a) of or relating to the Real Property of either Strand or Venaxis, or any of its current or former properties or facilities (whether owned, leased or operated), and (b) which arise out of or relate to (i) Releases of any Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances or (iii) the violation of or Liability under any Environmental Law or Environmental Permit.
"Environmental Permits" means all Permits required under Environmental Laws to own, lease or operate the Real Property and the facilities of, and to carry on its business.
"Equity Interest" means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock or phantom unit, profit participation or other similar rights).

"ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
"ESOP Shares" means the shares of Strand held by the Strand Employees Welfare Trust.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
"GAAP" means United States generally accepted accounting principles in effect from time to time, consistently applied.
 "Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Hazardous Substance" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or toxic material, substance or waste, or any material, substance or waste having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, and any material, substance or waste defined in or regulated under any Environmental Law.
"Improper Payments" has the meaning set forth in Section 4.28.
"Intellectual Property Agreements" means contracts, agreements or other instruments that transfer, sell, assign or acquire, license or assume any Intellectual Property of the applicable Party; provided, however, that the term shall not include (a) off-the-shelf, shrink wrap, open source or similar licenses acquired by the applicable Party upon purchase of software, databases or other products or (b) software licenses or rights transferred or acquired by the applicable Party to or from customers, distributors, suppliers or others in the Ordinary Course of Business.
"Intellectual Property" means intellectual property owned or licensed including but not limited to all registered and unregistered trademarks, assumed fictional business names, service marks, service names, brands, trade dress, logos, trade names, patents, copyrights, mark work rights, confidential information, and internet domain names, together with all applications and registrations related to the foregoing,; and all know-how, trade secrets, rights of privacy and publicity, moral rights, confidential information or proprietary information, proprietary processes (including without limitation, business processes), customer lists, pricing data, software (including all owned software) and all third party software licenses (including for the avoidance of any doubt, any licenses with respect to the air handling unit selection tool), technical information, data, databases (including but not limited to customer data, sales data etc.), process technology, plans, formulae, algorithms, models, drawings and blue prints any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing.

"Issuer Covered Person" or "Issuer Covered Persons" has the meaning set forth in Section 4.30.
"Knowledge of Venaxis or Venaxis' Knowledge" or any other similar knowledge qualification, means the actual knowledge of Jeffrey McGonegal or Steve Lundy, after due inquiry.
"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
"Legal Requirement" means any United States federal, state or local law (including common law) or foreign law, statute, ordinance, rule, regulation or promulgation, or any Government Order, any restriction or requirement of any Governmental Authority or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law, and also includes any rules and regulations of the Nasdaq Capital Market.
"Liability" means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or un-asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of Strand or Venaxis, as applicable, taken as a whole, or (b) the ability of such Party to consummate the transactions contemplated by the Transaction Agreements on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Parties operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of either Party; (vi) any matter of which Biomark is aware regarding Venaxis on or before the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with either Party; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the business of Venaxis to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a significantly material disproportionate effect on the applicable Party compared to other participants in the industries in which the applicable Party operates.

"Material Venaxis Contracts" has the meaning set forth in Section 4.09.
"Name Change" means the name of Venaxis as of and after the Closing, which shall be Strand Life Sciences, Inc.
"New Venaxis Shares" means the newly issued shares of Common Stock issued to the Strand shareholders under the Investment Agreements (as defined in the Master Agreement) to meet the applicable Shareholding Ratio (as defined in the Master Agreement).
"Offering Memorandum" means the Offering Memorandum meeting the requirements of Section 10 of the Securities Act for a private placement transaction provided by Venaxis on behalf of Venaxis and Strand prior to the date hereof, describing the Transactions contemplated by the Transaction Agreements.
"Ordinary Course of Business" means an action taken by any Person in the ordinary course of such Person's business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.
"Organizational Documents" has the meaning set forth in Section 6.06(a).
 "parties" has the meaning set forth in the preamble.
"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
"Permitted Encumbrance" means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by a Party and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics', materialmen's, carriers', workers', repairers' and similar statutory liens arising or incurred in the Ordinary Course of Business and relating to obligations as to which there is no default on the part of the Party, (c) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over any Real Property which are not violated by the current use and operation of the Real Property, (d) any non‑monetary encumbrances and other matters provided by a Party to the other in due diligence, and (e) public roads and highways.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"Real Property" means all real property, including easements related thereto.
"Reg D" has the meaning set forth in Section 5.05.
"Registration Rights Agreement" means the registration rights agreement in the form attached as Annex L-2 to the Master Agreement, dated as of the Closing Date between Biomark and Venaxis.
"Regulation D Securities" has the meaning set forth in Section 4.30.
"Related Party" means (i) any officer or manager of Venaxis, (ii) any spouse, child or parent of any Persons listed in clause (i) of this definition, and (iii) any Affiliate of any of the Persons listed in clause (i) or (ii) of this definition.
"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or other release (including any continuous release) at, in, on, into, onto or through ambient air, surface water, groundwater, soil, lands or other environmental media.
"Remaining Shareholders Sale and Reinvestment Transaction" has the meaning set forth in Section 7.01(b).
"Representative" means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
"Resale Registration Statement" has the meaning set forth in Section 6.05.
"Reverse Split" means the reverse stock split of the Common Stock of Venaxis, to be effectuated as of the Closing, if applicable, by the filing of the Amended and Restated Articles of Incorporation of Venaxis with the Secretary of State of the State of Colorado.
"Sale and Reinvestment Transaction" has the meaning set forth in Section 7.01(a).
"SEC" means the U.S. Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

"Securities Filings" means the reports, statements and other documents filed (not furnished) by Venaxis with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between January 1, 2013 and December 31, 2015, including any amendments thereto.
"Share Sale Agreement" has the meaning set forth in the recitals.
"Strand" has the meaning set forth in the recitals.
"Strand Shares" has the meaning set forth in the recitals.
"Subscription Price" has the meaning set forth in Section 2.02.
"Subsidiary" means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Board of Directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.
"Tangible Personal Property" means all furniture, fixtures, equipment, machinery, tools, patterns, laboratory and other equipment, office equipment, supplies, computers, telephones and other tangible personal property used in the business of a Person.
"Tax" or "Taxes" means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person's taxes as a transferee or successor, by contractual obligation or otherwise.
"Tax Return" means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Taxing Authority" means any governmental body responsible for the imposition, administration or collection of Taxes.
"Transaction Agreements" means, collectively, this Agreement, the Share Sale Agreement, the agreements executed with respect to the Asset Purchase Transaction, the agreements executed with respect to the Sale and Reinvestment Transaction, the agreements executed with respect to the Remaining Shareholders Sale and Reinvestment Transaction (defined below), the Master Purchase Agreement executed between Strand, Strand Genomics, Inc. and Venaxis and the registration rights agreements between Venaxis and Strand shareholders in the forms attached as Annex L-1 or L-2 to the Master Agreement.

"Transactions" means, collectively, the transactions contemplated by this Agreement and the other Transaction Agreements.
"Venaxis" has the meaning set forth in the preamble.
"Venaxis Audited Financial Statements" has the meaning set forth in Section 4.06.
"Venaxis Balance Sheet" has the meaning set forth in Section 4.06.
"Venaxis Balance Sheet Date" has the meaning set forth in Section 4.06.
"Venaxis Benefit Plan" has the meaning set forth in Section 4.18(a).
"Venaxis Building Sale Contract" means the Contract to Buy and Sell Real Estate, dated October 16, 2015, by and between Venaxis, as Seller and Tenant, and Niebur Golf Development, LLC, as Buyer and Landlord, as amended from time to time, as filed as an exhibit to Venaxis' Current Report on Form 8-K filed with the SEC on October 21, 2015.
"Venaxis Charter Amendment" means the Amended and Restated Articles of Amendment of Venaxis as submitted to the Venaxis shareholders for approval at the Venaxis Shareholders' Meeting with respect to (a) an increase in the authorized shares of its capital stock to 150,000,000 shares of capital stock, all designated as Common Stock; (b) the Reverse Split, if needed; and (c) the Name Change.
"Venaxis Financial Statements" has the meaning set forth in Section 4.06.
"Venaxis Incentive Plans" means the Venaxis, Inc. 2016 Equity Incentive Plan, the Venaxis, Inc. 2002 Stock Incentive Plan, as amended and any other equity incentive plan of Venaxis created to provide for the issuance of Venaxis stock options under the Master Agreement or any of the employment agreements contemplated by the Master Agreement.
"Venaxis Insurance Policies" has the meaning set forth in Section 4.22.
"Venaxis Intellectual Property" has the meaning set forth in Section 4.14.
"Venaxis Interim Balance Sheet" has the meaning set forth in Section 4.06.
"Venaxis Interim Balance Sheet Date" has the meaning set forth in Section 4.06.
"Venaxis Interim Financial Statements" has the meaning set forth in Section 4.06.
"Venaxis Material Customer" has the meaning set forth in Section 4.21(b).

"Venaxis Material Supplier" has the meaning set forth in Section 4.21(a).
"Venaxis Proxy Statement" means the proxy statement of Venaxis to be filed by Venaxis with the SEC and distributed to the Venaxis shareholders to seek approval for the transactions contemplated by the Transaction Agreements.
"Venaxis Shareholder Approvals" means approval by the requisite vote of the Venaxis shareholders of the proposals submitted to the Venaxis shareholders at the Venaxis Shareholders' Meeting contemplated by the Master Agreement, which include approval of: (a) this Agreement and other Transaction Agreements to which Venaxis is a party requiring shareholder approval under Colorado law, (b) the issuance of the New Venaxis Shares to the Strand shareholders in accordance with the applicable Transaction Agreements, (c) the Venaxis Charter Amendment, and (d) the Venaxis Incentive Plans.
"Venaxis Shares" has the meaning set forth in Section 2.01.
"Venaxis Qualified Benefit Plan" has the meaning set forth in Section 4.18(b).
ARTICLE II.
ISSUANCE AND SUBSCRIPTION; SUBSCRIPTION PRICE
2.01  Issuance and Subscription of the Venaxis Shares.  Subject to the terms and conditions of this Agreement, Venaxis hereby covenants and agrees to issue to Biomark and Biomark hereby covenants and agrees to subscribe to 30,159,707 shares of common stock, no par value, of Venaxis (such number of shares to be adjusted for any stock split, stock dividend, combination or similar action, including the Reverse Split occurring between the date hereof and the Closing Date) (the "Venaxis Shares") constituting 34.13% of the outstanding stock of Venaxis as of the date of this Agreement (such percentage assuming 100% participation by all Strand Shareholders (without giving effect to ESOP Shares)).  In connection with the offering of the Venaxis Shares hereunder, Venaxis has provided Biomark with the Offering Memorandum, a list of Venaxis due diligence documents, and has provided Biomark with the opportunity and ability to ask questions and receive additional information and documents of Venaxis.  Strand has provided Biomark with a list of Strand due diligence documents, and has provided Biomark with the opportunity and the ability to ask questions and receive additional information and documents of Strand. The delivery of the Offering Memorandum, a list of Venaxis due diligence documents and the ability of Biomark to ask questions and receive additional information and documents of Venaxis, however, does not limit or modify the representations and warranties of Venaxis in this Agreement or the right of Biomark to rely hereon.
2.02  Subscription Price.  Subject to Section 2.03, as consideration for the issuance of the Venaxis Shares by Venaxis to Biomark, Biomark shall pay Venaxis the aggregate subscription price of $11,274,778 (the "Subscription Price").  The Subscription Price shall be equal to the Purchase Price (defined herein and in the Share Sale Agreement), regardless of whether any portion of the Purchase Price has been remitted as withholding by Venaxis (through Strand) with the Indian tax authorities under applicable Law under the Share Sale Agreement, and shall be paid by wire transfer of immediately available funds to the account designated by Venaxis as set forth on Schedule 2.02.

2.03  Swap of Strand Shares.  If prior to the Closing Date, the Department of Industrial Policy and Promotion, Government of India and the Reserve Bank of India issue circulars or notifications and India's foreign exchange regulations are amended to the effect that prior approval of the Foreign Investment Promotion Board, Department of Economic Affairs, Ministry of Finance and the Reserve Bank of India is not required to be obtained for the swap of shares, then upon the mutual consent of the parties, the Strand Shares may be transferred by Biomark to Venaxis for a consideration equal to USD 11,274,778 ("Purchase Price") without taking into account any withholding deposited by Venaxis (through Strand) with the Indian tax authorities, which shall be dealt with as set forth below. For discharging such consideration, Venaxis shall not be required to pay any cash to Biomark and shall issue the Venaxis Shares to Biomark (in accordance with the terms of this Agreement) after complying with the valuation and any other requirements prescribed in respect to the swap of shares by the Foreign Investment Promotion Board, Department of Economic Affairs, Ministry of Finance and the Reserve Bank of India without taking into account any withholding deposited by Venaxis (through Strand) with the Indian tax authorities, which shall be dealt with as set forth below.  If Venaxis is required to withhold as per Section 2.02 of the Share Sale Agreement, then Venaxis shall deposit the withholding amount in cash (through Strand) with the Indian tax authorities, and Biomark, shall, in turn, deposit the withholding amount in cash with Venaxis under this Agreement.
ARTICLE III.
CLOSING
3.01  Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Baker & Hostetler LLP, 45 Rockefeller Plaza, New York, New York 10111-0100, at 10:00 am EST, on the second (2nd) Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the parties may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the "Closing Date."  The parties hereby acknowledge and agree that the Closing may consist of one or more wire transfers as a discharge of consideration for the Venaxis Shares.
3.02  Closing Deliverables.
(a)   At the Closing, Venaxis shall deliver to Biomark the following:
(i)    a Secretary's Certificate, dated as of the Closing Date, certifying attached copies of (A) Venaxis' charter documents, (B) resolutions of Venaxis' board approving this Agreement and the transactions contemplated hereby and (C) the incumbency of each authorized officer signing this Agreement;
(ii)   a certificate, dated as of the Closing Date, signed by a duly authorized officer of Venaxis, that each of the conditions set forth in Section 7.02(b) and Section 7.02(c) have been satisfied;

(iii)  executed indemnification agreements, substantially in the form of Annex M to the Master Agreement with the director nominees identified in Section 6.06; and
(iv)  Registration Rights Agreement, duly executed by Venaxis.
(b)  At the Closing, Venaxis shall irrevocably authorize its transfer agent to deliver the Venaxis Shares to Biomark by electronic book entry and provide a copy of such authorization to Biomark.
(c)  At the Closing, Biomark shall deliver to Venaxis the following:
(i)    subject to Section 2.03, the Subscription Price;
(ii)   a Certificate of a duly authorized officer or manager of Biomark or the general partner of  Biomark, dated as of the Closing Date, certifying attached copies of the incumbency of each authorized officer signing this Agreement;
(iii)  a certificate, dated as of the Closing Date, signed by a duly authorized officer or manager of Biomark or the general partner of Biomark, that each of the conditions set forth in Section 7.03(b) and Section 7.03(c) have been satisfied; and
(iv)  a Registration Rights Agreement duly executed by Biomark.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF VENAXIS
Venaxis hereby represents and warrants to Biomark that the statements contained in this Article IV are true and correct as of the date hereof:
4.01  Organization, Existence and Power.
(a)            Venaxis is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado.  Venaxis has full right, power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Venaxis of this Agreement, the performance by Venaxis of its obligations hereunder and the consummation by Venaxis of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Venaxis.  Venaxis is duly licensed or qualified to do business and is in good standing in each jurisdiction in which properties are owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  This Agreement has been duly executed and delivered by Venaxis, and (assuming due authorization, execution and delivery by Biomark) this Agreement constitutes a legal, valid and binding obligation of Venaxis enforceable against Venaxis in accordance with its terms.
(b)            The copies of the articles of incorporation, as amended, and bylaws of Venaxis delivered to Strand are true and complete copies, and Venaxis has not entered into any ultra vires transaction which has had or is likely to have a Material Adverse Effect on Venaxis.  The minute books of Venaxis have been properly and accurately maintained and written, are up-to-date in all respects, and contain full and accurate records of all resolutions passed by the board of directors and the shareholders of Venaxis.  All such documents are in the possession of Venaxis.  The directors of Venaxis have been duly and validly elected in accordance with the articles of incorporation, as amended, and bylaws of Venaxis, and none of the directors of Venaxis are disqualified.

4.02  Authority of Venaxis.  Venaxis has all necessary corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder.  The execution and delivery by Venaxis of this Agreement, and the performance by Venaxis of its obligations hereunder have been duly authorized by all requisite corporate action on the part of Venaxis, subject to receipt of the approvals of the Venaxis shareholders under the Venaxis Proxy Statement.  This Agreement has been duly executed and delivered by Venaxis, and (assuming due authorization, execution and delivery by Biomark) this Agreement constitutes a legal, valid and binding obligation of Venaxis, enforceable against Venaxis in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.03  No Conflicts; Consents.  The execution, delivery and performance by Venaxis of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or the memorandum and articles of association of Venaxis; (b) result in a violation or breach of any provision of any Law or Government Order applicable to Venaxis, its business or its assets; or (c) require the Consent by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Venaxis Contracts, except for the Venaxis Shareholder Approvals and as set forth in Disclosure Schedule 4.03.  No consent or approval is required by a Governmental Authority or a third party with respect to Venaxis in connection with the execution and delivery of this Agreement and each of the Transaction Agreements to which Venaxis is a party, and the consummation of transactions contemplated hereby or thereby, except for (i) where the failure to obtain any such consent or approval would not, individually or in the aggregate, affect Venaxis' ability to consummate the transactions contemplated by this Agreement, and (ii) the registration of New Venaxis Shares under the Securities Act.

4.04  Ownership; Subsidiaries.  Venaxis does not control or own, directly or indirectly, any equity or profits interests in any Person or have the power, directly or indirectly, to elect any Persons to the board of directors or comparable governing body of any other Person other than Venaxis Sub Inc.  Venaxis is not a participant in any joint venture or similar arrangement with any Person.

4.05  Capitalization.

(a)            The authorized capital stock of Venaxis consists of (i) 60,000,000 shares of Common Stock of which, as of November 30, 2015, 30,990,029 shares of Common Stock were issued and outstanding.  Venaxis has no preferred stock.  As of September 30, 2015, there were outstanding stock options and warrants of Venaxis to purchase an aggregate of 6,187,266 shares of Common Stock.  Venaxis has not issued additional options or warrants since September 30, 2015.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth in Disclosure Schedule 4.05, there are no preferences, liquidation payments or similar rights due to any of Venaxis shareholders that will be triggered by the transactions contemplated by the Transaction Agreements. There are no outstanding appreciation, phantom, profit participation or similar rights with respect to the securities of Venaxis other than those filed as exhibits to the Securities Filings. Venaxis has not violated any securities Law in connection with the offer, sale or issuance of any of its capital stock.  There are no voting trusts, proxies or other Contracts relating to the voting of the securities of Venaxis.

(b)            The Venaxis Shares are duly authorized and, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.  The Venaxis Shares will be issued in compliance with all applicable federal and state securities laws.    No shareholder of Venaxis or any other person has any preemptive right, right of first refusal or other similar right to subscribe for or purchase the Venaxis Shares.
4.06  Financial Statements.  Complete copies of the Venaxis audited financial statements consisting of the balance sheet of Venaxis as at December 31 in each of the years 2014, 2013 and 2012, and the related statements of operations, shareholders' equity and cash flow for the years then ended (the "Venaxis Audited Financial Statements"), and unaudited financial statements consisting of (i) the balance sheet of Venaxis as at September 30, 2015, and the related statements of operations and cash flow for the nine-month period then ended and (ii) the balance sheet of Venaxis as at November 30, 2015 (the "Venaxis Interim Financial Statements" and together with the Venaxis Audited Financial Statements, the "Venaxis Financial Statements") have been timely filed with the SEC as part of the Securities Filings (with the exception of the unaudited, internally prepared balance sheet of Venaxis as at November 30, 2015), and have been provided to Biomark.  The Venaxis Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Venaxis Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.  The Venaxis Financial Statements are based on the accounting records of Venaxis, and fairly present in all material respects the financial condition of Venaxis as of the respective dates they were prepared and the results of the operations of Venaxis for the periods indicated.  The audited balance sheet of Venaxis as of December 31, 2014 is referred to herein as the "Venaxis Balance Sheet" and the date thereof as the "Venaxis Balance Sheet Date," and the balance sheet of Venaxis as of September 30, 2015 is referred to herein as the "Venaxis Interim Balance Sheet" and the date thereof as the "Venaxis Interim Balance Sheet Date."

4.07  Undisclosed Liabilities.  Venaxis has no Liabilities except (a) those which are adequately reflected or reserved against in the Venaxis Interim Balance Sheet as of the Venaxis Interim Balance Sheet Date, (b) current liabilities which have been incurred in the Ordinary Course of Business since the Venaxis Interim Balance Sheet Date and (c) except as set forth in Disclosure Schedule 4.07.

4.08  Absence of Certain Changes, Events and Conditions.  Since the Venaxis Interim Balance Sheet Date, and other than in the Ordinary Course of Business, there has not been any:

(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)            material change in any method of accounting or accounting practice for its business, except as required by GAAP, which negatively affected its business;
(c)            material change in cash management practices and policies, practices and procedures with respect to recordation or collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(d)            entry into any Contract that would constitute a Material Venaxis Contract;
(e)            incurrence, assumption or guarantee of any material Debt;
(f)            transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Venaxis Interim Balance Sheet, except for the consummation of the transactions contemplated by the Venaxis Building Sale Contract and the sale of inventory in the Ordinary Course of Business;
(g)            cancellation, amendment, termination, or waiver of any rights under, any material Debts or Claims;
(h)            transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;
(i)            damage, destruction or loss, or any interruption in use, of any assets, whether or not covered by insurance that would constitute a Material Adverse Effect;
(j)            acceleration, termination, material modification to or cancellation of any Contract or Permit;
(k)            material capital expenditures;
(l)            imposition of any Encumbrance upon any of the assets;
(m)        grant of any bonuses, whether monetary or otherwise, or any increase in compensation in respect of any current or former employee or current or former independent contractor, other than as provided for in any written agreements or consistent with past practice, or change in the terms of consultancy for any independent contractor;
(n)            entry into or termination of any employment or consulting agreement, written or oral, or modification of the terms of any such existing agreement;

(o)            loan to, or entry into any other transaction with, any current or former employee or current or former independent contractor;
(p)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(q)            purchase, lease or other acquisition of the right to own, use or lease any assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for the consummation of the transactions contemplated by the Venaxis Building Sale Contract and purchases of inventory or supplies in the Ordinary Course of Business;
(r)            adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any current or former employee or current or former independent contractor (or any such action taken with respect to any other Venaxis Benefit Plan); or
(s)            except as set forth in Disclosure Schedule 4.08(s), any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
4.09  Material Venaxis Contracts.

(a)            Venaxis has made available to Biomark each of the following material Contracts (x) by which any of Venaxis' assets are bound or affected or (y) to which Venaxis is a party or by which it is bound in connection with its business or its assets (together with all Intellectual Property Agreements filed with the Securities Filings, collectively, the "Material Venaxis Contracts"):
(i)            all Contracts involving aggregate consideration in excess of $50,000 or requiring performance by any party more than one (1) year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than thirty (30) days' notice;
(ii)            all Contracts that relate to the sale of any of its assets, other than in the Ordinary Course of Business;
(iii)            all Intellectual Property Agreements with consideration of $50,000 or more;
(iv)            all Contracts that relate to the acquisition of any business, equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) with a value of $50,000 or above;
(v)            all Contracts relating to Debt;

(vi)            all Contracts between or among Venaxis on the one hand and any Affiliate of Venaxis on the other hand;
(vii)            all Contracts with consideration of $50,000 or more that provide for the indemnification of any Person or the assumption of any Tax, environmental or other liability of any Person;
(viii)            all employment agreements and Contracts with material independent contractors or material consultants (or similar arrangements), for this purpose, "materiality" meaning annual compensation over $25,000;
(ix)            all Contracts that limit or purport to limit the ability of Venaxis to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)            all Contracts for the sale of any of its assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of its assets; and
(xi)            all powers of attorney with respect to Venaxis.
(b)            Each Material Venaxis Contract is valid and binding on Venaxis in accordance with its terms and is in full force and effect.  None of Venaxis or, to Venaxis' Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Venaxis Contract, except as set forth in Disclosure Schedule 4.09(b).  To Venaxis' Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Venaxis Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, except as set forth in Disclosure Schedule 4.09(b).  Complete and correct copies of each Material Venaxis Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Venaxis.  Except as set forth in Disclosure Schedule 4.09(b), there are no material disputes pending or, to Venaxis' Knowledge, threatened under any Material Venaxis Contract.
(c)            Venaxis has not been a party to any Contract, arrangement or practice which in whole or in part contravenes or is invalidated by any restrictive trade practices, competition, fair trading, consumer protection or similar Laws under the relevant jurisdiction or in respect of which any filing, registration or notification is required pursuant to such Laws, (whether or not the same has in fact been made) and which would have a Material Adverse Effect on Venaxis.
4.10  Title to Tangible Personal Property.  Venaxis has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in its assets, free and clear of Encumbrances except for Permitted Encumbrances.

4.11  Condition and Sufficiency of Assets.  The Tangible Personal Property included in Venaxis' assets are in good operating condition and repair, and adequate for the uses to which it is being put, and none of such Tangible Personal Property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs.

4.12  Securities Filings and Incorporated Documents; NASDAQ.

(a)            The Securities Filings and the documents incorporated by reference in the Securities Filings, when they were filed with the SEC, conformed in all material respects to the requirements of the Exchange Act, and none of such Securities Filings or documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Securities Filings, when such documents are filed with the SEC, will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)            Venaxis Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Capital Market.  Except as disclosed in the Securities Filings and in Disclosure Schedule 4.12(b), Venaxis is in compliance with the continued listing requirements of the Nasdaq Marketplace Rules and has taken no action designed to, or which to Venaxis' Knowledge is likely to have the effect of, terminating the registration of the Venaxis Common Stock under the Exchange Act or delisting the Venaxis Common Stock from the Nasdaq Capital Market.
4.13  Title to Assets; Real Property.  Venaxis has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Venaxis Audited Financial Statements or acquired after the Venaxis Interim Balance Sheet Date that are material to the business of Venaxis, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Venaxis Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except those that (i) do not materially interfere with the use made and proposed to be made of such property by Venaxis, or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Venaxis has not received any written notice of existing, pending or, to Venaxis' Knowledge, threatened (i) condemnation proceedings affecting its Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated.  Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

4.14  Intellectual Property.

(a)            "Venaxis Intellectual Property" means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world that is owned by Venaxis or in which Venaxis holds exclusive or non-exclusive rights or interests granted by license from other Persons.

(i)            trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;
(ii)            original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;
(iii)            confidential information, formulas, designs, devices, technology, know‑how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and
(iv)            patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.
(b)            Venaxis has made available to Biomark copies of or access to (i) all Venaxis Intellectual Property.  Except as set forth in Disclosure Schedule 4.14(b), Venaxis exclusively owns or has the exclusive right to use all Venaxis Intellectual Property and the Intellectual Property licensed to Venaxis under Intellectual Property Agreements other than Intellectual Property that is customarily not licensed on an exclusive basis.
(c)            (i) The conduct of Venaxis' business as currently or formerly conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person in the jurisdictions in which Venaxis exploits its Intellectual Property; and (ii) to Venaxis' Knowledge, no Person is infringing, misappropriating or otherwise violating any of Venaxis' Intellectual Property.
(d)            Venaxis has entered into binding, written agreements with every material current and former employee of Venaxis, and with every material current and former independent contractor, whereby such employees and independent contractors (i) assign to Venaxis any ownership interest and right they may have in any Venaxis Intellectual Property; and (ii) acknowledge Venaxis' exclusive ownership of all of Venaxis' Intellectual Property.  Venaxis has made available to Biomark true and complete copies of all such agreements.  Venaxis is in full compliance with all Legal Requirements applicable to the Venaxis Intellectual Property and Venaxis' ownership and use thereof.
(e)            Venaxis Intellectual Property is not the subject of any pending, nor has Venaxis received any written notice threatening, proceedings for opposition, cancellation, revocation, or rectification or Claims from employees and there are no facts or matters that might give rise to any such proceedings.

(f)            To Venaxis' Knowledge, all the Intellectual Property required to carry on the business as presently carried on, is owned by or licensed to, and is in the possession or under the control of Venaxis.
(g)            Venaxis has taken all reasonable steps necessary for the protection of the Venaxis Intellectual Property owned or licensed to Venaxis and all rights therein.
(h)            The Intellectual Property owned by Venaxis is not subject to any Encumbrances other than Permitted Encumbrances.
(i)            Venaxis has regularly enhanced and maintained the Venaxis Intellectual Property owned by Venaxis and Venaxis has adequate capabilities to use the Venaxis Intellectual Property for the projected requirements of its business.
4.15  Legal Proceedings; Government Orders.

(a)            Except as disclosed in the Securities Filings, there are no Actions pending or, to Venaxis' Knowledge, threatened against or by Venaxis relating to or affecting its business, its assets.
(b)            There are no outstanding Government Orders and no unsatisfied judgments, penalties or awards against or affecting its business or its assets.
(c)            Venaxis has not received any notice of any Action by any Governmental Authority or any other Person that would restrain, prohibit or otherwise challenge or impede the transactions contemplated by this Agreement or any of the Transaction Agreements, or will or is likely to have a Material Adverse Effect on Venaxis.
(d)            Venaxis is not being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning the business or officers of Venaxis (in such capacities) or any of its assets or its business is in progress or pending; and to Venaxis' Knowledge, there are no circumstances which are likely to give rise to any such proceedings investigation or inquiry.
(e)            No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated or a substantial part of the assets of Venaxis are distributed amongst its creditors and/or shareholders or other contributories) of Venaxis and there are no cases or proceedings under any applicable insolvency, reorganization, or similar Laws concerning Venaxis.
(f)            To Venaxis' Knowledge, Venaxis' officers, agents or employees have not committed, or omitted to do, any act or thing the commission or omission of which is or could be in contravention of any statutory obligation or any applicable Laws giving rise to any fine, penalty, default proceedings or other Liability on Venaxis or officers of Venaxis (solely related to activities of Venaxis) or any of its assets or any judgment or decision which would materially affect the financial or trading position or prospects of Venaxis.

(g)            Venaxis has not committed:  (i) any criminal or unlawful act; (ii) any breach of fiduciary obligation under applicable Laws; or (iii) any breach of contract or statutory duty or any tortious act which could entitle any third party to terminate any Material Venaxis Contract to which Venaxis is a party; and which could, under subsections (i), (ii) or (iii) have a Material Adverse Effect on Venaxis.
4.16  Compliance With Laws; Permits.

(a)            Venaxis has complied, and is now complying, in all material respects with all Laws applicable to the conduct of its business as currently conducted or the ownership and use of its assets.
(b)            All material Permits required for Venaxis to conduct its business as currently conducted or for the ownership and use of its assets have been obtained by Venaxis and are valid and in full force and effect, and Venaxis is not in breach of any terms and conditions of any such Permit.  Venaxis has made available to Biomark all material current Permits issued to Venaxis which are related to the conduct of its business as currently conducted or the ownership and use of its assets, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.
(c)            None of the representations and warranties in this Section 4.16 shall be deemed to relate to environmental matters (which are governed by Section 4.17), employee benefits matters (which are governed by Section 4.18 ), employment matters (which are governed by Section 4.19) or Taxes (which are governed by Section 4.20).
4.17  Environmental Matters.

(a)            The operations of Venaxis with respect to its business and its assets have been and are in compliance with all Environmental Laws and Environmental Permits in all material respects. Venaxis has not received from any Person, with respect to its business or its assets, any: (i) notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Laws, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)            Venaxis has obtained and is in material compliance with all material Environmental Permits necessary for the conduct of its business as currently conducted or the ownership, lease, operation or use of its assets.
(c)            There has been no Release of Hazardous Substances in contravention of Environmental Law with respect to its business, its assets or any Real Property, and Venaxis has not received any notice that its business or any of its assets or Real Property has been contaminated with any Hazardous Substance which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Venaxis.

(d)            Venaxis has made available to Biomark the location of all off-site Hazardous Substances  treatment, storage or disposal facilities or locations used by Venaxis and any predecessors in connection with its business or its assets as to which Venaxis may retain liability or obligations, and none of these U.S.-based facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar U.S. state list, and Venaxis has not received any notice regarding potential Environmental Liabilities with respect to such off-site Hazardous Substances treatment, storage or disposal facilities or locations used by Venaxis.
4.18  Employee Benefit Matters.

(a)            Venaxis has made available to Biomark each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more current Venaxis employees or directors or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Venaxis, or under which Venaxis has any material liability for premiums or benefits (each, a "Venaxis Benefit Plan").
(b)            Except as would not have a Material Adverse Effect, to Venaxis' Knowledge, each Venaxis Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code). Each Venaxis Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Venaxis Qualified Benefit Plan") has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Venaxis Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Venaxis' Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  With respect to any Venaxis Benefit Plan, to Venaxis' Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Venaxis to a Tax under Section 4971 of the Code or its assets to a lien under Section 430(k) of the Code.
(c)            No Venaxis Benefit Plan: (i) is subject to the minimum funding standards of any applicable Law, including Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, Venaxis has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under any applicable Law or Section 4069 or Section 4212(c) of ERISA.
(d)            Other than as required under Section 4980B of the Code or other applicable Law, no Venaxis Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)            Except as would not have a Material Adverse Effect, no Venaxis Benefit Plan exists that could: (i) result in the payment to any Venaxis employee, director or material consultant of its business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Venaxis employee, director or consultant of its business, in each case, as a result of the execution of this Agreement.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.
4.19  Employment Matters; Independent Contractors.

(a)            Venaxis has made available to Biomark a list of all persons who are employees, consultants, or contractors of Venaxis as of the date hereof, and sets forth for each such individual the following:  (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.  As of the date hereof, all commissions and bonuses payable to employees, material consultants, or material contractors of Venaxis' business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Venaxis with respect to any commissions, bonuses or increases in compensation.
(b)            Venaxis is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of employees of Venaxis or any of its Subsidiaries. Since April 1, 2013, there has not been, nor, to Venaxis' Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Venaxis or any of such employees.
(c)            Venaxis is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees of Venaxis or any of its Subsidiaries.
(d)            To Venaxis' Knowledge, none of the employees of Venaxis are in breach of their respective employment contracts or any other employee arrangements.
4.20  Taxes.

(a)            Except as set forth in Disclosure Schedule 4.20(a), (i) all Tax Returns required to be filed by Venaxis have been duly filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by Venaxis have been fully and timely paid.  The unpaid Taxes of Venaxis did not, as of the date of the most recent Venaxis Financial Statements, exceed the reserve for Tax liability set forth on the Venaxis Financial Statements.

(b)            There are no Encumbrances for Taxes on any of the assets of Venaxis other than Encumbrances for Taxes not yet due or payable.
(c)            Venaxis has complied, in all material respects, with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.
(d)            There is no ongoing or threatened, in writing, Action, audit, examination or other investigation by any Governmental Authority of the Tax liability of Venaxis and there is no Claim concerning any Tax liability of Venaxis either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Venaxis (or employees of Venaxis responsible for Tax matters) has Knowledge.  No Tax Return of Venaxis has been audited or is currently the subject of an audit.  Venaxis has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)            All deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of, or including, Venaxis have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Venaxis received any notice from any Governmental Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Governmental Authority in any prior examination of Venaxis which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.
(f)            There is no Tax sharing, allocation, indemnity, or similar contract that will require any payment be made by Venaxis after the Closing Date to any Person, and Venaxis is not liable for the Taxes of any other Person by virtue of any Tax law, as a transferee or successor by contract or otherwise.
4.21  Suppliers and Customers.

(a)            Venaxis has made available to Biomark a list of each supplier to whom Venaxis has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the most recent completed fiscal year and each supplier to whom Venaxis has paid consideration for goods and/or services in an amount greater than or equal to $50,000 for the six (6) month period ended September 30, 2015 (collectively, the "Venaxis Material Suppliers").  Venaxis has not received any notice, and has no reason to believe, that any of the Venaxis Material Suppliers has ceased, or intends to cease, to supply goods or services to Venaxis or to otherwise terminate or materially reduce its relationship with Venaxis.
(b)            Venaxis has made available to Biomark a list of the customers of Venaxis who or which ordered more than $100,000 of goods and services for the most recent completed fiscal year and each customer who committed to purchase goods and/or services in an amount greater than or equal to $50,000 for the six (6) month period ended September 30, 2015 (collectively, the "Venaxis Material Customers".  Venaxis has not received any notice, and has no reason to believe, that any of the Venaxis Material Customers has ceased, or intends to cease, purchasing goods or services or to otherwise terminate or materially reduce its relationship with Venaxis.

4.22  Insurance.  Venaxis has made available to Biomark (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Venaxis or its Affiliates and relating to its business (collectively, the "Venaxis Insurance Policies"); and (b) a list of all pending claims and a five-year claims history for Venaxis.  There are no claims pending under any such Venaxis Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither Venaxis nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Venaxis Insurance Policies.  All premiums due on such Venaxis Insurance Policies have either been paid or, if not yet due, accrued.  All such Venaxis Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) to Venaxis' Knowledge, are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage.  None of Venaxis or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Venaxis Insurance Policy.  True and complete copies of the Venaxis Insurance Policies have been made available to Biomark.

4.23  Product Liability, Warranty and Product Recalls.  To Venaxis' Knowledge, Venaxis has not committed any act or omission which could reasonably be expected to result in, or that could reasonably be expected to give rise to (i) any product liability not covered by insurance, (ii) any obligation to recall any products produced by Venaxis, or (iii) any material costs to cure any breach of warranty or failure to meet or exceed product specifications in excess of the reserve established therefor on the Venaxis Balance Sheet or Venaxis Interim Balance Sheet, as the case may be.

4.24  Related Party Transactions.  There are no transactions or series of transactions between Venaxis, on the one hand, and any Related Party, on the other hand, that are currently in effect, other than any employment agreement, consultant agreement, agreement not to compete with Venaxis, agreement to maintain the confidential information of Venaxis, agreement assigning Intellectual Property rights to Venaxis and the participation in any Venaxis Benefit Plan.  Neither Venaxis nor, to Venaxis' Knowledge, any employees, own, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person that is engaged in business that is a competitor of Venaxis or that is a supplier to or customer or distributor of Venaxis.  Neither Venaxis nor, to Venaxis' Knowledge any employees of Venaxis have been entered into any contracts or agreements otherwise than on arm's length terms or outside the Ordinary Course of Business that would be or constitute a Related Party transaction.

4.25  Brokers.  Except for Jon Vance of MedDx Strategy Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Agreement based upon arrangements made by or on behalf of Venaxis.

4.26  Materials Made Available.  None of (a) the Offering Memorandum and other documents and written materials made available by Venaxis or its Representatives to Biomark in accordance with Section 2.01 (which shall include the Securities Filings) or (b) the information supplied or to be supplied by or on behalf of Venaxis specifically for inclusion or incorporation by reference in (i) the Venaxis Proxy Statement to be filed with the SEC by Venaxis in connection with the transactions contemplated by this Agreement, at the time the Venaxis Proxy Statement is first mailed to the Venaxis shareholders and, including any amendments or supplements that may be filed, at the time of the Venaxis Shareholders' Meeting, does or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Venaxis with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Strand specifically for inclusion or incorporation by reference in the Venaxis Proxy Statement. The Venaxis Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, and in light of the circumstances under which they are made, not misleading.

4.27  No Restrictions on Business Activities.  There is no agreement or contract (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Venaxis is a party or otherwise binding upon Venaxis which has or reasonably could be expected to have the effect of prohibiting or impairing the conduct of the business of Venaxis.

4.28  Illegal Payments.  Venaxis, including but not limited to its employees or material consultants of Venaxis, has not paid, offered or promised to pay, or authorized the payment directly or indirectly of any monies or anything of value to any government official or employee, or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the Governmental Authority (an "Improper Payment").  By way of clarification, a government official or employee includes employees of regulatory bodies, government-owned institutions such as hospitals and clinics, universities, public utilities, government-owned corporations, schools, convention centers and stadiums.  Venaxis is not in violation of any applicable Laws, including the Foreign Corrupt Practices Act of 1977 and all similar laws in Europe, and the rules and regulations thereunder as may be amended and promulgated from time to time.  Venaxis has not made or permitted any Person to make any Improper Payments or perform an act in breach of any applicable Laws on behalf of Venaxis.

4.29  Insolvency.  No voluntary arrangement for winding up has been proposed under any applicable Laws in respect of Venaxis. Venaxis is not insolvent under applicable Laws.

4.30  No Disqualification Events.  With respect to the Venaxis Shares to be offered and sold hereunder in reliance on Rule 506 under the Securities Act ("Regulation D Securities"), none of Venaxis, any of its predecessors, any director, executive officer, or other officer of Venaxis participating in the offering, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of Venaxis' outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Venaxis in any capacity at the time of sale of any Regulation D Securities (each, an "Issuer Covered Person" and collectively, "Issuer Covered Persons") is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a "Disqualification Event"). Venaxis has exercised reasonable care to determine (i) the identity of each person that is an Issuer Covered Person; and (ii) whether any Issuer Covered Person is subject to a Disqualification Event.

4.31  No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE IV (including materials and information made available to Biomark), neither Venaxis nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Venaxis, including any representation or warranty as to the future revenue, profitability or success of its business, or any implied representation or warranty arising from statute or otherwise in law.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BIOMARK
Biomark hereby represents and warrants to Venaxis that:
5.01  Existence and Power.  Biomark is a partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Biomark has the requisite partnership power and authority to carry on its business as currently conducted.  Biomark has all necessary partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Biomark of this Agreement, the performance by Biomark of its obligations hereunder and the consummation by Biomark of the transactions contemplated hereby have been duly authorized by all requisite partnership action on the part of Biomark. This Agreement has been duly executed and delivered by Biomark, and (assuming due authorization, execution and delivery by Venaxis) this Agreement constitutes a legal, valid and binding obligation of Biomark enforceable against Biomark in accordance with its terms.

5.02  Non-Contravention.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of Biomark's charter documents or other governing instruments.

5.03  Consents.  Except as listed on Schedule 5.03, no consent or approval is required by a Governmental Authority or a third party with respect to Biomark in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby.

5.04  Brokers.  Biomark has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions with respect to the transactions contemplated hereby.

5.05  Accredited Investor.  Biomark is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act ("Reg D").  Neither Biomark, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Venaxis Shares.  With respect to the Venaxis Shares, neither Biomark nor any of its directors, executive officers, or other officers is subject to a Disqualification Event.  Biomark has discussed or has had the opportunity to discuss with its professional legal, tax and financial advisors the suitability of an investment in the Venaxis Shares for Biomark's particular tax and financial situation.

5.06  Purchase for Own Account.  Biomark is acquiring the Venaxis Shares for its own account and not with the view of the distribution thereof in violation of the Securities Act.

ARTICLE VI.
COVENANTS
6.01  Affirmative Covenants.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Biomark (which consent shall not be unreasonably withheld or delayed), Venaxis shall (x) conduct its business in the Ordinary Course of Business; and (y) use commercially reasonable best efforts to maintain and preserve intact its current organization and operations and to preserve the rights, goodwill and relationships of its employees, consultants, customers, lenders, suppliers, regulators and others having relationships with its business.  Without limiting the foregoing, from the date hereof until the Closing Date, Venaxis shall:
(a)            preserve and maintain all material Permits required for the conduct of its business as currently conducted or the ownership and use of its assets;
(b)            pay all the material debts, Taxes and other obligations of its business when due;
(c)            maintain all the properties and assets included in its assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)            continue in full force and effect without modification all insurance policies relating to its business, except as required by Law or in the Ordinary Course of Business;
(e)            defend and protect all the material properties and assets included in its assets from infringement or usurpation, except in the Ordinary Course of Business;
(f)            perform all of its obligations under all Contracts;
(g)            maintain its books and records in accordance with past practice in all material respects;
(h)            comply in all material respects with all Laws applicable to the conduct of its business or the ownership and use of its assets;

(i)            not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08 to occur except as required by Venaxis to close the sale of its real property in accordance with the applicable contract for sale;
(j)            make all formal securities filings and material supplements, including but not limited to, a Form D filing, blue sky filings and any other filings necessary for a private placement under Reg D and to register the Venaxis Shares for resale under the Securities Act or as otherwise required by Law, as promptly as practicable; and
(k)            Between the date of execution of this Agreement and the Closing Date, Venaxis shall:
(i)            not declare or pay any dividends, or effect any split or reverse split of its securities or similar transaction, other than the Reverse Split;
(ii)            not hire any new employees or give any raises to employees or pay any bonuses or severance amounts to existing employees other than under its currently existing agreements and policies;
(iii)            use reasonable and prudent business judgment to generate and conserve as much cash as reasonably practical, including taking reasonable and prudent efforts to reduce its expenses as much as practicable; and
(iv)            not issue any additional shares, options, phantom shares or warrants.
6.02  Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

6.03  Payment of Taxes.  Venaxis shall pay when due all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred outside of the United States in connection with this Agreement (including any real property transfer Tax and any other similar Tax). Venaxis shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Biomark shall cooperate with respect thereto as necessary).

6.04  Venaxis Proxy Statement.  As promptly as practicable after the date of this Agreement, Venaxis shall prepare the Venaxis Proxy Statement and cause the Venaxis Proxy Statement to be filed with the SEC.  Venaxis shall provide Strand (and its counsel) with a reasonable opportunity to review and comment on the Venaxis Proxy Statement prior to it being filed with the SEC.  Venaxis shall use commercially reasonable efforts: (i) to cause the Venaxis Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify Strand of, cooperate with Strand with respect to, and respond promptly to, any comments of the SEC or its staff.  Venaxis shall use best efforts to cause the Venaxis Proxy Statement to be mailed to Venaxis' shareholders as promptly as practicable after it is able to do so under the applicable SEC Legal Requirements.

6.05  Resale Registration Statement.  As promptly as practicable under applicable Law and Legal Requirements, Venaxis shall use its best efforts to register under the Securities Act the Venaxis Shares on an appropriate form of resale registration statement(s) (the "Resale Registration Statement"), as may be required by the Securities Act and other applicable Law and Legal Requirements, and shall use its best efforts to keep such Resale Registration Statement(s) effective until the Venaxis Shares so registered are freely tradable under Rule 144 promulgated under the Securities Act, without the need for Biomark to comply with the volume limitation requirements of Rule 144 promulgated under the Securities Act. The Registration Rights Agreement includes an obligation of Venaxis to use its best efforts to register and qualify the securities covered by the Resale Registration Statement under such other securities or, blue sky laws of such jurisdiction as shall be required by applicable Law and as reasonably requested by Biomark.

6.06  Board Representation.

(a)            On and after the Closing Date, Biomark shall have the right to select two nominees to be elected to the Board of Directors of Venaxis, who shall initially be Douglas Lind and David Wetherell.  Any such nominee must meet the qualifications for director set forth in Venaxis' Articles of Incorporation, as amended and Amended and Restated Bylaws ("the Organizational Documents") and must be willing to serve and to comply with applicable Law, including filing necessary reports with the SEC and including that there shall be no Disqualification Event with respect to such nominee. Effective with the Closing, Venaxis shall take all such steps necessary to cause the election of such designees to the Board of Directors of Venaxis as of immediately following the Closing Date, including increasing the number of directors constituting the Board of Directors of Venaxis to eight (8).  Thereafter, for so long as Biomark (collectively with its Affiliates) beneficially owns at least fifteen percent (15%) of the issued and outstanding shares of Venaxis Common Stock, the Venaxis Board of Directors, upon request from Biomark, shall include such individuals, or other Biomark nominees meeting the foregoing qualifications, as a Board nominee in proxy materials soliciting shareholder votes in the election of the Venaxis Board of Directors and shall recommend to Venaxis' shareholders the election of such nominees.  If Biomark's beneficial ownership (collectively with its Affiliates) of the outstanding Venaxis Common Stock falls below fifteen percent (15%) but is at least seven and one-half percent (7.5%), Biomark shall have the right to select one nominee to be elected to the Board of Directors of Venaxis and to designate one individual to be a Board observer.  Any such nominee or designee for Board observer, must meet the foregoing qualifications. If Biomark's beneficial ownership (collectively with its Affiliates) of the outstanding Venaxis Common Stock falls below seven and one-half percent (7.5%) but is at least five percent (5%), Biomark shall have the right to select one nominee to be elected to the Board of Directors of Venaxis.  Any such nominee must meet the foregoing qualifications.  Once Biomark's beneficial ownership (collectively with its Affiliates) of the outstanding Venaxis Common Stock first falls below five percent (5%), the nomination and delegation rights in this Section 6.06 shall cease.
(b)            Such elected Board members shall be eligible to be elected to one or more Board committees pursuant to the Organizational Documents, if such director is willing to serve and eligible to serve in accordance with applicable Law, including the requirements of the SEC and the stock exchange on which the Venaxis Common Stock is then listed.  Venaxis shall enter into a customary indemnification agreement with each such director in the form attached as Exhibit A.

(c)            Any Board observer shall be entitled to (i) participate in all meetings of Venaxis' Board of Directors, (ii) receive notice of such meetings, and all materials and information, at the same time and in the same manner as given or distributed to members of the Board, and (iii) receive reimbursement of all expenses in connection with participating in such meetings.
ARTICLE VII.
CONDITIONS PRECEDENT TO CLOSING
7.01  Condition Precedent to Obligation of All Parties.  The obligations of each party hereunder are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
(a)            The simultaneous closing or closings of the Transactions contemplated under (A) the Share Sale Agreement between Biomark, Biomark Mauritius Investment Company Limited and Venaxis pursuant to which Venaxis will acquire the shares of Strand from Biomark and (B) the Share Sale Agreement and the Investment Agreement with certain shareholders of Strand pursuant to which Venaxis will acquire shares of Strand from the shareholders and such shareholders will acquire shares of Venaxis so that as a result of (A) and (B) above, Venaxis shall own at least fifty-one percent (51%) of the issued and outstanding shares of Strand (excluding the ESOP Shares) (collectively, the "Sale and Reinvestment Transaction");
(b)            The execution of (A) the Share Sale Agreements and (B) the Investment Agreements with all of the remaining shareholders of Strand who are willing to enter into such agreements pursuant to which Venaxis will acquire more than 90% of each class of shares of Strand (excluding the ESOP Shares) and such remaining shareholders will acquire shares of Venaxis upon the closing of the first and/or second tranche of the Sale and Reinvestment Transaction (collectively, the "Remaining Shareholders Sale and Reinvestment Transaction"); and
(c)            The Board of Directors of Venaxis shall have approved and recommended to the shareholders of Venaxis the Sale and Reinvestment Transaction, the Asset Purchase Transaction and the Remaining Shareholders Sale and Reinvestment Transaction, and Venaxis shall have received the affirmative vote of the requisite shareholders of Venaxis approving the Sale and Reinvestment Transaction, the Asset Purchase Transaction, the Remaining Shareholders Sale and Reinvestment Transaction and the transactions contemplated under this Agreement pursuant to the Venaxis Proxy Statement.
7.02  Condition Precedent to Obligations of Biomark.  The obligations of Biomark hereunder are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)            Biomark shall have received all closing deliverables from Venaxis as set forth in Section 3.02(a).

(b)            The representations and warranties of Venaxis contained in Article IV shall be true and correct in all respects (in the case of any representation  or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(c)            Venaxis shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Master Agreement to be performed or complied with by it prior to or on the Closing Date.
(d)            Venaxis shall have received all consents, authorizations, orders and approvals from the Governmental Authorities or any third parties, including, but not limited to, such consents, authorizations, orders and approvals listed on Schedule 4.04 in form and substance reasonably satisfactory to Biomark, and no such consent, authorization, order and approval shall have been revoked.
7.03  Condition Precedent to Obligations of Venaxis.  The obligations of Venaxis hereunder are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)            Venaxis shall have received all closing deliverables from Biomark as set forth in Section 3.02(c).
(b)            The representations and warranties of Biomark contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(c)            Biomark shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(d)            Biomark shall have received all consents, authorizations, orders and approvals from the Governmental Authorities or any third parties, including, but not limited to, such consents, authorizations, orders and approvals listed on Schedule 5.03 in form and substance reasonably satisfactory to Venaxis, and no such consent, authorization, order and approval shall have been revoked.
ARTICLE VIII.
TERMINATION
8.01  Termination.  This Agreement stands terminated automatically in the event of termination of the Master Agreement or the Share Sale Agreement. Further, this Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Biomark and Venaxis;
(b)          by Biomark by written notice to Venaxis if:
(i)            Biomark is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Venaxis pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Venaxis by April 5, 2016 or such other date that the parties may mutually agree upon, in writing, in their sole and absolute discretion (the "Drop Dead Date"); or
(ii)            any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Biomark to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)            by Venaxis by written notice to Biomark if:
(i)            Venaxis is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Biomark pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Biomark by the Drop Dead Date; or
(ii)            any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Venaxis to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)            by Biomark or Venaxis in the event that:
(i)            there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;
(ii)          any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or
(iii)         if Venaxis fails to obtain the affirmative vote of the requisite shareholders of Venaxis approving the Sale and Reinvestment Transaction, the Asset Purchase Transaction, the Remaining Shareholders Sale and Reinvestment Transaction, or the transactions contemplated under this Agreement pursuant to the Venaxis Proxy Statement.

8.02  Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)            as set forth in this ARTICLE VIII and ARTICLE IX hereof; and
(b)            that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.
ARTICLE IX.
MISCELLANEOUS
9.01  Notices; Communications.  All notices, requests, demands or other communications under this Agreement, required or desired to be given hereunder shall be in writing and shall be effective only if delivered by one of the following means: (i) by personal delivery of the notice or consent if the recipient thereof gives a signed receipt therefore; (ii) by telegraph, telex, telecopier or other similar form of communication; (iii) or by registered or certified mail, postage prepaid, return receipt requested, to the following addresses, or to such other address as the parties may provide by notice:
If to Biomark:
Biomark Capital Fund IV, L.P.
537 Steamboat Road
Suite 200
Greenwich, CT 06830
Attention:  David S. Wetherell

with copies (which shall not constitute notice) to:

BRL Law Group LLC
425 Boylston Street, Third Floor
Boston, MA 02116
Attention: Tom Rosedale

and
Strand Life Sciences Private Limited
5th Floor, Kirloskar Business Park, Bellary Road
Opp. Columbia Hospital
Hebbal, Bengaluru, Karnataka 560024, India
Attn: Thiru P. Reddy, Chief Financial Officer

and

Baker & Hostetler LLP
45 Rockefeller Plaza
New York, New York 10111-0100
Attn: Rajiv Khanna

and
Trilegal
The Residency, 7th Floor
133/1, Residency Road
Bangalore – 560 025
Attn: Kosturi Ghosh

If to Venaxis:

Venaxis, Inc.
1585 South Perry Street
Castle Rock, Colorado 80104
Attn: Stephen T. Lundy, Chief Executive Officer
and President

with a copy (which shall not constitute notice) to:

Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, Pennsylvania 19103
Attn: Mary J. Mullany

Any such notice shall be presumed received by the addressee seventy-two (72) hours after posting, if sent by mail, and upon receipt, if personally delivered or sent by telegraph, telex, telecommunication device or similar form of communication.  Any party may change its address by giving the other parties timely written notice of its new address as herein provided.
9.02  Entire Agreement.  This Agreement contains the entire understanding between the parties and supersedes any prior understanding or agreement between them respecting the subject matter hereof.  There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement which are not fully expressed herein.

9.03  Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except Section 5-1401 of the New York General Obligations Law; PROVIDED, HOWEVER, THAT ANY LEGAL ISSUES WITH RESPECT TO THE OWNERSHIP OF THE STOCK OF VENAXIS SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

9.04  Submission of Jurisdiction.  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.05  Waiver of Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05.

9.06  Successors and Assigns.  All provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and each of their respective heirs, executors, administrators, personal representatives, successors and assigns.  No party hereto shall have the right to assign this Agreement.

9.07  Amendments and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.08  Severability.  Should any part, term or provision of this Agreement be declared invalid, void or unenforceable, all remaining parts, terms and provisions hereof shall be given effect separately from the provision or provisions determined to be invalid, void or unenforceable, shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby.

9.09  Separate Counterparts.  This Agreement may be executed in separate counterparts and shall become effective when such separate counterparts have been exchanged among the parties.

9.10  Survival.  The representations and warranties contained herein shall not survive the Closing.  The covenants and other agreements contained in this Agreement shall survive the Closing Date for the period contemplated by its terms or until fully performed.

9.11  Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Investment Agreement as of the date first written above.
VENAXIS: VENAXIS, INC. By: /s/ Stephen T. Lundy Name: Stephen T. Lundy Title: Chief Executive Officer and President

BIOMARK:

BIOMARK CAPITAL FUND IV, L.P.

By: Biomark Capital Fund IV GP LLC
its General Partner

By:            /s/ David S. Wetherell
      David S. Wetherell, solely in his capacity as Manager of Biomark Capital Fund IV GP LLC